SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INDYMAC BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2005

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Bancorp, Inc. (“IndyMac”). The meeting will be held on April 27, 2005, at 9:00 a.m. at IndyMac’s offices located at 3465 Foothill Boulevard, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

      2004 was a record year for IndyMac. While the mortgage industry began its transition from the peak refinance boom environment to more normal levels of production as evidenced by the 26% decline in industry volumes, IndyMac increased its production of mortgage loans 30% and achieved record market share. The past year presented strong evidence of IndyMac’s ability to execute on the strategies we have established to create shareholder value. While we continue to expect the market environment to remain challenging, we are optimistic regarding the future of IndyMac and we will continue to work hard to maintain your support.

      Our focus on driving shareholder value is reflected in our historical returns. As you can see from the chart on page 1 of the proxy statement, if you had invested $100 in IndyMac on December 31, 1999, this $100 would now be worth $285, representing an annualized return of 23%. In comparison, that same $100 invested in the Russell 1000 Index (this index represents the largest 1000 companies in the United States) or in the Russell 1000 Financial Services Index (the financial services companies included in the top 1000 companies in the United States) would now be worth $92 or $135, respectively, which represent annualized returns of -2% or 6%, respectively.

      We hope you attend the Annual Meeting. Even if you currently plan to attend the meeting, however, it is important that you sign, date and return your enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the proxy card, as soon as possible. You may still vote in person at the Annual Meeting if you desire by withdrawing your proxy, but returning your proxy card now, or submitting your voting instructions electronically or via telephone, will assure that your vote is counted if your plans change and you become unable to attend.

      Your vote is important, regardless of the number of shares you own. We urge you to indicate your approval by voting FOR each of the matters indicated in the notice and described in the proxy statement.

      On behalf of the Board of Directors, I thank you for your assistance.

Sincerely,

MICHAEL W. PERRY
Chairman and Chief Executive Officer

INDYMAC BANCORP, INC.

155 North Lake Avenue
Pasadena, California 91101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 27, 2005

To the Stockholders of INDYMAC BANCORP, INC.:

      Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of IndyMac Bancorp, Inc. (“IndyMac”) will be held at IndyMac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 27, 2005 at 9:00 a.m., local time, for the following purposes:

1.	To elect the Board of Directors for the ensuing year;

2.	To ratify the appointment of Ernst & Young LLP as IndyMac’s independent auditors for the year ending December 31, 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The proposals described above are more fully described in the accompanying proxy statement, which forms a part of this Notice.

      If you plan to attend the Annual Meeting, please notify the undersigned at the address set forth above so that appropriate preparations can be made.

      The Board of Directors has fixed February 28, 2005 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of those stockholders will be available for inspection at the offices of IndyMac located at 155 North Lake Avenue, Pasadena, California 91101 commencing at least ten days before the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope that requires no postage for mailing in the United States is enclosed for this purpose. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.

By Order of the Board of Directors

Brigitte M. Dewez
Senior Vice President,
Corporate Secretary
and Chief Governance Officer

March 16, 2005

EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.

INDYMAC BANCORP, INC.

155 North Lake Avenue
Pasadena, California 91101

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 27, 2005

      This Proxy Statement is furnished to stockholders of IndyMac Bancorp, Inc. (“IndyMac”) in connection with the solicitation by the Board of Directors of IndyMac of proxies to be voted at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at IndyMac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 27, 2005, at 9:00 a.m. or at any adjournment or postponement thereof. IndyMac expects to mail the proxy solicitation materials for the Annual Meeting on or about March 16, 2005.

      The principal solicitation of proxies for the Annual Meeting is being made by mail. Officers, directors and employees of IndyMac, none of whom will receive additional compensation therefor, may also solicit proxies by telephone or other personal or electronic contact. IndyMac has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses. IndyMac will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

      A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to the Corporate Secretary of IndyMac. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form, unless revoked, will be voted in accordance with the instructions given thereon. If no instructions are given, the shares will be voted in favor of Proposals One and Two described in this Proxy Statement.

      Only holders of shares of IndyMac’s Common Stock, par value $0.01 per share (the “Common Stock”), of record at the close of business on the February 28, 2005 record date for the Annual Meeting will be entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. On the record date, 62,242,241 shares of Common Stock were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held by them.

      Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to IndyMac’s Bylaws and the Delaware General Corporation Law (the “DGCL”), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and “broker non-votes” (that is, proxies from brokers or nominees who have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter and for which the brokers or nominees do not have the discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum.

(i)

      The election of each of the director nominees under Proposal One and the approval of Proposal Two require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” proposals One and Two.

      A broker non-vote will be deemed “not entitled to vote” on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the voting for the election of directors and Proposal Two.

RECEIVE YOUR ANNUAL REPORT AND

PROXY STATEMENT ON-LINE NEXT YEAR

      You can save IndyMac future postage and printing expense by consenting to receive future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail.

      Stockholders will be given the opportunity to consent to future Internet delivery. You may consent to future Internet delivery by so indicating in the space provided on the enclosed proxy card. For some stockholders this option will only be available if the stock brokerage firm, bank or other record holder of their shares makes appropriate provision to obtain such consent or if they vote electronically by the Internet when they vote their proxy this year.

      If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of this means of delivery to you.

      If you consent, your account will be so noted and, when the proxy statement for the 2006 Annual Meeting of Stockholders and IndyMac’s 2005 Annual Report become available, you will be notified on how to access them on the Internet.

      Stockholders who elected last year to receive their IndyMac materials via the Internet this year will be notified of the Internet location of the materials at the same time the materials are distributed to all other IndyMac stockholders.

      If you elect to receive your IndyMac materials via the Internet, you can still request paper copies by writing to Investor Relations at IndyMac Bancorp, Inc., 155 North Lake Avenue, P.O. Box 7211, Pasadena, California 91109-7137.

      In addition, if you own IndyMac Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address.

(ii)

TABLE OF CONTENTS

Stock Performance Graph	1

Principal Stockholders	2

Executive Officers	3

Security Ownership of Management	7

Executive Compensation	8

Stock Award Plans	9

Defined Benefit Pension Plan	12

Employment Agreements	13

Deferred Compensation Plan	17

Compensation Committee Report on Executive Compensation	17

Compensation Committee Interlocks and Insider Participation	19

Certain Transactions and Business Relationships	19

Section 16(a) Beneficial Ownership Reporting Compliance	21

Corporate Governance	21

General	21

Director Independence and Presiding Director	22

Communicating with the Presiding Director and the Board	22

Audit Committee Financial Experts	22

Consideration of Stockholder Candidates and Selection Criteria	23

Director and Executive Officer Stock Ownership Policies	24

Code of Business Conduct and Ethics	24

Audit Committee Matters	25

Audit Committee Report	25

Fees of Principal Accountants	26

Proposal One — Election of Directors	27

Director Nominees	27

Vote Required; Board Recommendation	30

Board Meetings, Committees and Attendance	30

IndyMac Bank Board	31

Director Compensation	32

Proposal Two — Ratification of Appointment of Independent Auditors	33

General	33

Vote Required; Board Recommendation	33

Incorporation by Reference	33

Other Matters	33

Annual Report and Form 10-K	34

Stockholder Proposals	34

Appendix A — IndyMac Bancorp, Inc. Audit Committee Charter	35

STOCK PERFORMANCE GRAPH

      The following chart compares the total stockholder returns (stock price increase plus dividends) on IndyMac’s Common Stock from December 31, 1999 through December 31, 2004 with the total stockholder returns for the Russell 1000 Index, as the broad market index, and the Russell 1000 Financial Services Index, as the industry or line of business index. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1999 and that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

Assumes $100 Invested on December 31, 1999

Assumes Dividends Reinvested Through Fiscal Year Ended December 31, 2004

PRINCIPAL STOCKHOLDERS

      As of February 14, 2005, the following entities were known to IndyMac to be the beneficial owners of more than 5% of IndyMac’s outstanding Common Stock. The following table shows (1) the number of shares of Common Stock owned by each such entity, and (2) the percentage of all outstanding shares represented by such ownership (based upon the most recently reported number of shares outstanding as of the date the entity filed a Schedule 13G with the Securities and Exchange Commission).

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Class

Capital Group International, Inc.(1)	3,727,080	6.0%
Capital Guardian Trust Company 11100 Santa Monica Boulevard Los Angeles, California 90025

NWQ Investment Management Company, LLC(2)	6,022,052	9.7%
2049 Century Park East, 4th Floor Los Angeles, California 90067

Wellington Management Company, LLP(3)	6,134,609	9.9%
75 State Street Boston, Massachusetts 02109

(1)	Based upon Amendment No. 7 to Schedule 13G filed February 14, 2005 with the Securities and Exchange Commission. Capital Guardian Trust Company (“Capital Guardian”) is a wholly owned subsidiary of Capital Group International, Inc. (“Capital Group”) and the 3,220,680 shares beneficially owned by Capital Guardian are included in those shown as beneficially owned by Capital Group. Capital Group reports that it has no investment or voting power with respect to any of the shares shown and that investment, and in some cases, voting power with respect to the shares is held by investment management company subsidiaries of Capital Group on behalf of their respective clients. Capital Guardian is a bank that is deemed the beneficial owner of 3,220,680 shares as a result of its service as investment manager of various institutional accounts. It reports that it has sole investment and, in some cases, voting power with respect to the shares beneficially owned by it.

(2)	Based upon Amendment No. 3 to Schedule 13G filed February 14, 2005 with the Securities and Exchange Commission.

(3)	Based upon Schedule 13G filed February 14, 2005 with the Securities and Exchange Commission.

EXECUTIVE OFFICERS

      The executive officers of IndyMac are:

			Officer
Name	Age	Office	Since

Michael W. Perry	42	Chief Executive Officer and Chairman of IndyMac and IndyMac Bank	1993

Richard H. Wohl	46	Senior Executive Vice President of IndyMac Bank and Chief Executive Officer of IndyMac Mortgage Bank	1994

S. Blair Abernathy	43	Executive Vice President, Investment Portfolio, Whole Loans and Mortgage-Backed Securities of IndyMac and IndyMac Bank	1994

Ashwin Adarkar	40	Executive Vice President, Chief Executive Officer, Consumer Bank, Corporate Development/Global Resources of IndyMac Bank	2003

John DelPonti	40	Executive Vice President and Chief Risk Officer of IndyMac and IndyMac Bank	2004

Sherry M. DuPont	42	Executive Vice President, General Counsel of IndyMac and IndyMac Bank	2003

R. Patterson Jackson	44	Executive Vice President of IndyMac Bank and Chief Executive Officer of the Home Equity Division and Government Lending	2003

Scott Keys	42	Executive Vice President and Chief Financial Officer of IndyMac and IndyMac Bank	2002

John D. Olinski	45	Executive Vice President, Secondary Marketing and Retained Assets of IndyMac and IndyMac Bank	1999

Charles A. Williams	46	Executive Vice President, Chief Audit Executive of IndyMac and IndyMac Bank	2001

      Michael W. Perry is Chief Executive Officer and Chairman of the Board of Directors of IndyMac and IndyMac Bank, a wholly owned subsidiary of IndyMac (“IndyMac Bancorp”). He has been a director of IndyMac since October 1997 and served as Vice Chairman of the Board of Directors of IndyMac and IndyMac Bank from March 2000 until February 2003 when he was appointed Chairman of the Board of Directors of IndyMac and IndyMac Bank following the retirement of David S. Loeb, the former Chairman of both IndyMac and IndyMac Bank. Mr. Perry has been with IndyMac since January 1993 and previously served as President of IndyMac from January 1997 to February 1999, and Chief Operating Officer from January 1993 to January 1997. Mr. Perry has direct responsibility for the management of IndyMac and its subsidiaries. From May 1987 to December 1992, he served in various positions with Commerce Security Bank, including as Senior Executive Vice President in charge of the Mortgage Banking Division and as Chief Financial Officer. He has 20 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

      Richard H. Wohl is Senior Executive Vice President of IndyMac Bank and Chief Executive Officer of IndyMac Mortgage Bank. Mr. Wohl is responsible for IndyMac Bank’s mortgage banking business and each of its customer channels and products. Mr. Wohl previously served IndyMac in several capacities, including as general counsel and secretary from April 1994 to February 1999, and as Chief

Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000. Prior to joining IndyMac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, California where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received a J.D. from Harvard Law School, where he was an editor of the Harvard Law Review.

      S. Blair Abernathy is Executive Vice President, Investment Portfolio, Whole Loans and Mortgage-Backed Securities of IndyMac and IndyMac Bank. Mr. Abernathy is responsible for the investment portfolio and mortgage conduit functions of IndyMac and IndyMac Bank. Previously, Mr. Abernathy was responsible for the hedging, trading, product development, risk-based pricing and secondary marketing functions of IndyMac Bank. Prior to joining IndyMac in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries. Mr. Abernathy received a B.S. in business administration from California State University, Sacramento.

      Ashwin Adarkar is Executive Vice President, Chief Executive Officer, Consumer Bank, Corporate Development/ Global Resources of IndyMac Bank. Mr. Adarkar is responsible for IndyMac Bank’s retail banking business, including its deposit gathering and branch-based mortgage lending activities. Mr. Adarkar is also responsible for a number of administrative and operational support units including strategic planning, mergers and acquisitions, corporate marketing, and outsourcing. Prior to joining IndyMac Bank in September 2003, Mr. Adarkar was a partner with McKinsey & Company, a management consulting firm, where he led its Global Business Process Offshoring and Outsourcing Practice, helping clients around the world in a variety of industries move their back office operations to low cost locations. He helped to open McKinsey’s offices in India and spent five years serving clients in India and moving McKinsey’s worldwide internal graphics and research capability to India. He was also a leader of McKinsey’s West Coast Financial Services and Health Care Practices. Prior to joining McKinsey & Company in 1992, Mr. Adarkar worked with Goldman Sachs & Co. in its Mortgage Finance department. Mr. Adarkar received an M.S. in industrial engineering and a B.A in economics from Stanford University, where he was elected to Phi Beta Kappa. He also received an M.B.A. from Stanford University where he was an Arjay Miller Scholar.

      John DelPonti is Executive Vice President and Chief Risk Officer of IndyMac and IndyMac Bank. Mr. DelPonti joined IndyMac Bank in March 2004 and oversees the Enterprise Risk Management Division. Prior to joining IndyMac Bank, Mr. DelPonti was a Partner in the Consumer Finance Group of PriceWaterhouseCoopers LLP. He has over 18 years of experience in audit, risk management, finance and related information systems. In addition, Mr. DelPonti has extensive experience with mortgage companies including risk assessment, mortgage servicing right performance measurement, valuation, hedge activities, pricing/valuation model validation, secondary marketing evaluation, foreclosure/default compliance, due diligence audit, derivative valuation, securitization comfort level support and internal audit outsourcing. Mr. DelPonti has also assisted mortgage banks in developing policies and procedures, performing system evaluations, evaluating mortgage companies’ operating/process performance, performing control risk assessment across the organization, and developing profitability/decision support tools. Mr. DelPonti is a graduate of Boston College with a B.S. in Accounting and Computer Science and also has an M.B.A. from George Washington University.

      Sherry M. DuPont is Executive Vice President and General Counsel of IndyMac and IndyMac Bank. Prior to joining IndyMac in September 2003, she was a partner at Cox, Castle & Nicholson, LLP in Los Angeles, California where she practiced for three years and specialized in structured finance, commercial mortgage-backed securities, special servicing and real estate mortgage investment conduit transactions. Prior to her position with Cox, Castle & Nicholson, Ms. DuPont served as Assistant General Counsel of Archon Group, LP, a wholly owned subsidiary and captive asset manager of Goldman Sachs & Co. from 1997 to 2000. From 1992 to 1994 she was a real estate associate with Paul Hastings in Los Angeles and a litigation associate with Cox, Castle & Nicholson, LLP from 1990 to 1992. Ms. DuPont received a B.A. in English and a B.A. in political science from the University of California, Berkeley and a J.D. from the University of Southern California.

      R. Patterson Jackson is Executive Vice President of IndyMac Bank and Chief Executive Officer of the Home Equity Division and Government Lending. Mr. Jackson is responsible for all aspects of IndyMac Bank’s home equity lines of credit or HELOC initiative, including marketing and sales activities, product development, origination, servicing operations, and management of the HELOC portfolio. Mr. Jackson is also Chairman of Financial Freedom Senior Funding Corporation, a subsidiary of IndyMac Bank that originates reverse mortgages. Mr. Jackson joined IndyMac Bank in December 2003 with 19 years of diversified senior management, marketing and business development experience, including President and Chief Operating Officer of Unitek Miyachi Corporation, a global, diversified high-tech products company based in Southern California, where he was employed from May 1999 to November 2003. Prior to this, Mr. Jackson held a number of senior level marketing positions with other companies, including Director of Marketing and Business Development of Intecolor Corporation, a division of Rockwell Automation. Mr. Jackson received a B.S. in business administration from the University of South Carolina and an M.B.A. from Winthrop College, Graduate School of South Carolina.

      Scott Keys is Executive Vice President and Chief Financial Officer of IndyMac and IndyMac Bank. Mr. Keys is responsible for accounting, tax, financial planning, analysis and reporting, finance and treasury functions, asset and liability management, and investor and media relations. Prior to joining IndyMac in March 2002, Mr. Keys was a partner with Ernst & Young LLP in its Columbus, Ohio office. He most recently served as the partner in charge of the Ohio Valley Banking Practice for Ernst & Young LLP, serving a number of regional banking companies and large mortgage companies. Prior to becoming a partner with Ernst & Young LLP in October 1999, Mr. Keys held various professional staff positions with the firm in its Columbus, Ohio and Los Angeles, California offices beginning in September 1986. Mr. Keys is a certified public accountant and received a B.S. in accounting from Loyola Marymount University.

      John D. Olinski is Executive Vice President of IndyMac and IndyMac Bank and is responsible for managing IndyMac’s Secondary Marketing and Retained Assets groups. Previous responsibilities at IndyMac and IndyMac Bank include responsibility for IndyMac’s and IndyMac Bank’s Investment Portfolio and Director of Corporate Finance/ Treasury. Prior to joining IndyMac in April 1999, Mr. Olinski was an equity analyst focusing on consumer products for a regional investment bank. Mr. Olinski, who is a Chartered Financial Analyst, has fifteen years of commercial and merchant banking experience with Security Pacific Merchant Bank, Sanwa Bank California (now Bank of the West) and

Lloyds Bank California. Mr. Olinski received a B.A. in management science from the University of California, San Diego and an M.B.A. in finance and accounting from the University of Southern California.

      Charles A. Williams is Executive Vice President, Chief Audit Executive of IndyMac and IndyMac Bank. Mr. Williams joined IndyMac in October 2001 with over 18 years of related experience. Prior to joining IndyMac, he was with Deloitte & Touche’s Enterprise Risk Services Group where he was a senior manager for the Pacific Southwest Region Internal Audit Services practice for the financial services industry. His clients included primarily banks, thrifts and mortgage lenders, including large regional and national entities. Prior to his position with Deloitte & Touche, Mr. Williams spent over 11 years as the chief auditor for Redlands Federal Bank, a federally regulated thrift institution. Mr. Williams received a B.S. from Southern Illinois University, majoring in finance and business economics, and an M.B.A. from Southern Illinois University specializing in finance. He is a Certified Internal Auditor and a Certified Risk Professional.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table provides information concerning the beneficial ownership of Common Stock by each director nominee, including IndyMac’s Chairman and Chief Executive Officer, each of IndyMac’s other four most highly compensated executive officers, and all executive officers and directors as a group, as of February 28, 2005. Except as otherwise indicated, all persons listed below have sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership of their shares.

	Shares of
	Common Stock
	Owned		Percent
Name	Beneficially(1)		of Class

Michael W. Perry	2,558,557	(2)	3.96%

Louis E. Caldera	43,989		*

Lyle E. Gramley	134,967	(3)	*

Hugh M. Grant	80,652	(4)	*

Patrick C. Haden	90,032	(5)	*

Terrance G. Hodel	22,132		*

Robert L. Hunt II	50,761		*

Senator John Seymour (ret.)	62,933		*

James R. Ukropina	40,425		*

Richard H. Wohl	862,082		1.37%

S. Blair Abernathy	242,657		*

Ashwin Adarkar	35,675		*

R. Patterson Jackson	6,666		*

All directors and executive officers as a group (18 persons)	4,459,819		6.72%

*	Less than one percent of class.

(1)	Includes shares that may be purchased through stock options currently exercisable or exercisable within 60 days of February 28, 2005 held by the following persons: Mr. Perry, 2,399,740 shares; Mr. Caldera, 42,989 shares; Mr. Gramley, 58,533 shares; Mr. Grant, 78,533 shares; Mr. Haden, 78,533 shares; Mr. Hodel, 13,707 shares; Mr. Hunt, 50,761 shares; Mr. Seymour, 58,533 shares; Mr. Ukropina, 30,636 shares; Mr. Wohl, 791,062 shares; Mr. Abernathy, 216,116 shares; Mr. Jackson, 6,666 shares; Mr. Adarkar, 35,675 shares; and all directors and executive officers as a group, 4,089,393 shares.

(2)	Includes 1,477 shares held in Mr. Perry’s 401(k) account.

(3)	Includes 13,225 shares owned by Marlys Gramley, the wife of Mr. Gramley.

(4)	Includes 119 shares acquired through dividend reinvestment.

(5)	Includes 5,348 shares owned by Cindy Haden, the wife of Mr. Haden, and 114 shares acquired by Mr. and Mrs. Haden through dividend reinvestment.

EXECUTIVE COMPENSATION

      The following table sets forth the cash and other compensation paid by IndyMac and its subsidiaries for all services in all capacities for the fiscal years ended December 31, 2004, 2003 and 2002 to its Chief Executive Officer and the next four most highly compensated executive officers for 2004 (the “named executive officers”).

Summary Compensation Table

							Long-Term
							Compensation
		Annual Compensation					Awards

							Securities
							Underlying
						Other Annual	Options	All Other
Name and Principal Position	Year	Salary(1)		Bonus(1)		Compensation(2)	(#)	Compensation(3)

Michael W. Perry(4)	2004	$1,000,000		$808,333		$137,885	—	$8,097
Chairman and Chief	2003	1,000,000		875,000		237,705	—	5,050,705
Executive Officer	2002	1,000,000		860,000		80,261	1,000,000	53,481

Richard H. Wohl	2004	600,000		500,000		41,436	—	7,481
Senior Executive Vice	2003	604,625		466,074		54,519	—	1,523,582
President, IndyMac Bank	2002	544,500		200,000		7,494	500,000	85,167

S. Blair Abernathy	2004	450,000		368,297		17,265	20,126	6,500
Executive Vice President,	2003	375,000		312,500		15,675	50,000	6,000
IndyMac and IndyMac Bank	2002	308,333		225,000		11,313	—	19,975

Ashwin Adarkar	2004	365,000		477,216		19,821	7,026	447,715
Executive Vice President,	2003	158,182	(5)	80,000	(5)	—	100,000	—
IndyMac Bank	2002	—		—		—	—	—

R. Patterson Jackson	2004	304,583		383,750		14,721	29,362	813
Executive Vice President,	2003	17,773	(6)	—		—	—	—
IndyMac Bank	2002	—		—		—	—	—

(1)	Salary and bonus amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned.

(2)	Amounts shown for 2004 consist of the following: (a) Mr. Perry: interest accrued on deferred compensation in excess of the applicable federal rate — $92,827; car allowance — $12,650; club dues — $18,445; executive medical program — $2,813; financial and tax planning — $11,150; (b) Mr. Wohl: interest accrued on deferred compensation in excess of the applicable federal rate — $28,071; car allowance — $12,650; club dues — $715; (c) Mr. Abernathy: interest accrued on deferred compensation in excess of the applicable federal rate — $12,625; club dues — $4,640; (d) Mr. Adarkar: interest accrued on deferred compensation in excess of the applicable federal rate — $455; club dues — $19,366; and (e) Mr. Jackson: car allowance — $7,500; club dues — $7,221.

(3)	Amounts shown for 2004 consist of the following: (a) Mr. Perry: term life insurance premiums paid by IndyMac — $1,597; IndyMac contribution to 401(k) Plan — $6,500; (b) Mr. Wohl: term life insurance premiums paid by IndyMac — $981; IndyMac contribution to 401(k) Plan — $6,500; (c) Mr. Abernathy: IndyMac contribution to 401(k) Plan — $6,500; (d) Mr. Adarkar: housing relocation expenses paid by IndyMac — $444,115; IndyMac contribution to 401(k) Plan — $3,600; and (e) Mr. Jackson: IndyMac contribution to 401(k) Plan — $813.

(4)	Mr. Perry is Chairman of the Board and Chief Executive Officer of IndyMac. Mr. Perry is compensated as an executive officer of IndyMac pursuant to an employment agreement entered into with IndyMac on February 1, 2002. See “Employment Agreements” and “Compensation Committee Report on Executive Compensation”.

(5)	Mr. Adarkar commenced working for IndyMac Bank in September 2003, and the salary and bonus amounts are for September through December 2003.

(6)	Mr. Jackson commenced working for IndyMac Bank in December 2003, and the salary amount is for December 2003.

Stock Award Plans

      General. Stock options have been granted to directors and officers of IndyMac and IndyMac Bank pursuant to IndyMac’s two active stock award plans: the 2002 Incentive Plan, as Amended and Restated (“2002 Plan”) and the 2000 Stock Incentive Plan, as amended (“2000 Plan”). Both plans were approved by the stockholders of IndyMac. Additional stock options were also granted to directors and executive officers of IndyMac under prior stock award plans that have since been terminated. The termination of the prior plans did not affect the validity of stock options granted thereunder, some of which are currently outstanding. The stock award plans are administered by the Management Development and Compensation Committee of the Board of Directors, also referred to as the Compensation Committee.

Stock Option Grants in Fiscal Year 2004

Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options Granted	Employees in	Price	Expiration	Present
Name	(#)(1)	Fiscal Year	($/Share)(2)	Date	Value(3)

Michael W. Perry	—	—	—	—	—

Richard H. Wohl	—	—	—	—	—

S. Blair Abernathy	20,126	2.25%	$35.3800	3/15/14	$171,876

Ashwin Adarkar	7,026	0.78	35.3800	3/15/14	60,002

R. Patterson Jackson	20,000 9,362	2.23 1.04	32.1250 32.3400	2/3/14 5/3/14	157,000 69,092

(1)	The options vest and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant, subject to accelerated vesting in the event of a “Change in Control” of IndyMac, as defined in the 2000 Plan and the 2002 plan, as applicable.

(2)	The exercise prices are the average high and low sales prices for the Common Stock, as published in the Western Edition of The Wall Street Journal, on the date of grant.

(3)	The present value of the option as of the grant date was calculated using a Black-Scholes single option-pricing model. The assumptions used for the grant in February 2004 to Mr. Jackson were as follows: expected volatility of 30.50%, risk-free rate of return (approximately equal to the weighted average of the ten-year Treasury rate on the grant date) of 4.12%, expected dividend yield of 3.11% and time to exercise of 5 years. The assumptions used for the grants in March 2004 to Messrs. Abernathy and Adarkar were as follows: expected volatility of 29.78%, risk-free interest rate of return (approximately equal to the weighted average of the ten-year Treasury rate on the grant date) of 3.75%, expected dividend yield of 2.83% and time to exercise of 5 years. The assumptions used for the grant in May 2004 to Mr. Jackson were as follows: expected volatility of 29.67%, risk-

free interest rate of return (approximately equal to the weighted average of the ten-year Treasury rate on the grant date) of 4.51%, expected dividend yield of 3.71% and time to exercise of 5 years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises in Fiscal Year 2004

and Fiscal Year End Option Values

      The following table sets forth information with respect to (1) stock options exercised by the named executive officers during fiscal year 2004, and (2) the number and value of unexercised stock options that were held by the named executive officers as of December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at FY-End (#)		Options at FY-End ($)(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael W. Perry	225,000	$4,769,662	1,999,790	1,000,000	$30,732,711	$12,663,500

Richard H. Wohl	200,000	4,268,160	600,000	600,000	8,651,750	9,238,250

S. Blair Abernathy	18,856	196,873	180,406	153,460	2,174,209	1,543,177

Ashwin Adarkar	—	—	33,333	73,693	401,663	803,337

R. Patterson Jackson	—	—	—	29,362	—	72,860

(1)	Value Realized represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Represents the fair market value as of December 31, 2004 ($34.45 per share closing stock price) of the shares underlying the options, less the exercise price of the options.

Equity Compensation Plan Information

      The following table shows aggregate information, as of December 31, 2004, with respect to compensation plans under which equity securities of IndyMac are authorized for issuance.

(c)(1)
Number of Securities
	(a)		Remaining Available
	Number of Securities	(b)	for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

Equity Compensation Plans Approved by Security Holders	8,672,820	$21.7809	3,217,619

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total

(1)	Includes shares of common stock available for future grants under IndyMac’s 2000 Plan and 2002 Plan. As of December 31, 2004, up to 242,600 shares may be issued under the 2000 Plan, of which 14,644 shares may be issued as restricted stock or other stock awards, and up to 2,975,019 shares may be issued under the 2002 Plan of which 676,502 shares may be issued as restricted stock or other stock awards.

      Long Term Incentive Plan. In 2004, IndyMac established a Cash Incentive Award Program to enhance long-term incentive compensation for key executives of IndyMac and its subsidiaries. Payout of these incentives is based upon the achievement of corporate performance goals over a three-year vesting/performance period. The results of performance criteria are certified by the Compensation Committee at the end of the three-year period. The Cash Incentive Award Program is a subplan of the 2002 Plan and may be settled at the end of the performance period in either cash or restricted stock. The Compensation Committee, which administers the program, (1) determines the participating executives and sets each of their award targets, and (2) establishes a matrix which describes the percentage of the target award to be paid, and or granted, at the end of each three year performance period, after the results of the performance criteria have been certified. The target award is expressed as a number of “performance units” and normally will be equal to the number of shares of IndyMac Common Stock having a fair market value on the grant/award date equal to 50% of the annual cash incentive bonus earned by a participant for performance in the prior fiscal year. The target award for each participant may not be less than 25%, or more than 75%, of that participant’s target cash incentive for the prior fiscal year. The awards are intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.

Long-Term Incentive Plans — Awards

in Fiscal Year 2004

		Performance or	Estimated Future Payouts Under
	Number of	Other Period	Non-Stock Price-Based Plans(1)
	Shares, Units	Until Maturation
Name	or Other Rights	or Payout(2)	Threshold(3)	Target(4)	Maximum(5)

Michael W. Perry	—	—	—	—	—

Richard H. Wohl	—	—	—	—	—

S. Blair Abernathy	4,416	3 years	2,208	4,416	6,624

Ashwin Adarkar	4,409	3 years	2,205	4,409	6,614

R. Patterson Jackson	—	—	—	—	—

(1)	The performance goals for the initial three-year performance period (2004-2006) are based on return on average equity (ROE) and compound annual growth rate in IndyMac’s earnings per common share, calculated on a fully diluted basis (EPS CAGR). At the end of the three-year performance period, subject to the participant’s continued employment, the awards will be paid out in an amount determined by multiplying (a) the number of target units subject to the outstanding awards, times (b) the applicable multiple set forth in the award matrix, times (c) the fair market value per share of Common Stock on the last day of the fiscal year marking the end of the performance period. If the minimum performance goals for a performance period are not met, the awards will have no value and will lapse. In no event may any participant receive a payout in excess of $2 million for each year of the performance period ($6 million for any three-year performance period).

(2)	Performance period for grant is January 1, 2004 through December 31, 2006. Awards vest at the end of a three-year performance period and typically are paid out within 30 days following the end of such period. Vesting of the awards will be accelerated upon a participant’s death, disability, or retirement, and the awards will be paid out within ten days in an amount equal to the number of target units subject to the participant’s outstanding cash incentive awards multiplied by the fair market value per share of Common Stock on the date of such event. In the event of a change in control of IndyMac, as defined under the 2002 Plan, outstanding awards will vest, and will be paid out, on the earlier of the one-year anniversary of the change in control or the participant’s termination of employment following such change in control due to death, disability, termination without cause, or resignation for good reason. The payout in such an event will equal the number of target units subject to the outstanding cash incentive awards multiplied by 125% of the fair market value of the Common Stock on the payout date.

(3)	Threshold payout based on 50 percent of units granted.

(4)	Target payout based on 100 percent of units granted.

(5)	Maximum payout based on 150 percent of units granted.

Defined Benefit Pension Plan

      The following table illustrates annual pension benefits under IndyMac’s Defined Benefit Pension Plan (the “Pension Plan”) for participants retiring in 2004 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts. Effective January 1, 2003, the Pension Plan was partially frozen so that new employees as of and following that date are not eligible to participate in the Pension Plan. As of December  31, 2004, there were 2,030 participants in the Pension Plan.

Pension Plan Table

	Years of Service
Final Average
Compensation(1)	5	10	15	20	25	30	35

$125,000	$8,100	$16,100	$25,200	$35,900	$45,400	$53,000	$60,600

150,000	9,900	19,900	31,100	44,300	56,000	65,500	75,000

175,000	11,800	23,600	37,000	52,700	66,700	78,000	89,300

205,000	12,200	24,400	38,200	54,400	68,800	80,500	92,200

(1)	As a result of a limitation under Internal Revenue Code Section 401(a), annual compensation in excess of $205,000 is not taken into account in calculating benefits under the Pension Plan.

      The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $205,000 limitation under the Code. The following table sets forth the number of years of credited service of each executive officer listed in the Summary Compensation Table, except for Messrs. Adarkar and Jackson, who are not eligible to participate in the Pension Plan.

Credited Years
Name	of Service

Michael W. Perry	12

Richard H. Wohl	11

S. Blair Abernathy	11

      Benefits are 100% vested after five years of service. A participant would become fully vested in his or her accrued normal retirement benefit regardless of the participant’s length of service if the participant’s employment is terminated by IndyMac other than for “Cause” within a two-year period following a “Change in Control” (as both terms are defined in the Pension Plan).

Employment Agreements

     Chairman of the Board and Chief Executive Officer

      Mr. Perry has an employment agreement with IndyMac that was executed in February 2002 and is effective until December 31, 2006. Under the agreement, Mr. Perry agreed to serve as IndyMac’s Chief Executive Officer and as Chairman of the Board of IndyMac and IndyMac Bank.

      Mr. Perry’s annual base salary under the agreement is $1 million, subject to increase in the discretion of the Compensation Committee. He may also receive annual incentive compensation of up to 100% of his base salary, with target annual incentive compensation of at least 50% of his base salary, depending upon the attainment of financial and strategic objectives that are established by the Compensation Committee after consultation with Mr. Perry. In addition, pursuant to the agreement, Mr. Perry received a $5 million credit to his IndyMac non-qualified deferred compensation plan account effective January  1, 2003. The $5 million credit is derived from a payment owed to Mr. Perry under the terms of his prior employment agreement upon its expiration in February 2003. In lieu of making such payment, the Compensation Committee and Board of Directors negotiated to credit the amount to Mr. Perry’s deferred compensation plan account. The credit vests equally over four years commencing on December 31, 2003, or earlier if before such date he is terminated by IndyMac other than for Cause, he resigns for Good Reason or there is a Change in Control (each as defined in the employment agreement).

      Under the agreement, Mr. Perry was granted an option on May 1, 2002 to purchase 1 million shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The option has a ten-year term and becomes exercisable in equal installments over a five-year period or earlier in the event of Mr. Perry’s death or disability or the termination of his employment by IndyMac without Cause or by Mr. Perry for Good Reason. If there is a Change in Control, the portion of the option that is not exercisable would become exercisable one year after the Change in Control if Mr. Perry is still employed by IndyMac on that date.

      Mr. Perry was also granted a performance-based option under the agreement on May 1, 2002 to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. This performance-based option was cancelled at Mr. Perry’s request in August 2002 to ensure the availability of sufficient shares of Common Stock for future grants of options to other officers and employees of IndyMac. Mr. Perry did not receive another stock option grant or any other compensation in lieu of the cancelled option.

      Under the employment agreement, Mr. Perry would be entitled to a severance payment equal to 2.5 times the total of his then current annual base salary and target bonus if he is terminated without Cause or if he resigns for Good Reason. In either such event, Mr. Perry’s stock options would become exercisable for a period of twelve months. He would also be entitled to a prorated portion of his annual bonus based on IndyMac’s actual performance up to the date of termination in the year in which the termination takes place, and to continued health and welfare benefits for himself and his family for two years or until he obtains comparable benefits through other employment.

      If there is a Change in Control and Mr. Perry is terminated other than for Cause or resigns for Good Reason within two years thereafter, or if he is terminated without Cause in anticipation of a Change in Control at the initiation of the acquiring party, he would be entitled to a payment equal to three times his then current annual base salary and target bonus. In addition, all of Mr. Perry’s outstanding stock options (including unvested stock options) would become exercisable for a period of twelve months, and he would be entitled to continued health and welfare benefits for himself and his family for a period of three years or until he obtains comparable benefits through other employment. Upon a Change in Control, Mr. Perry would also be entitled to receive an additional payment to compensate for any increased excise, income or payroll taxes payable by him.

      The employment agreement also provides that Mr. Perry will not compete with IndyMac or its subsidiaries in specified respects, or solicit any of their customers or business, for a period of one year from the date his employment terminates if it terminates before the agreement expires.

Other Named Executive Officers

      Mr. Wohl entered into an employment agreement with IndyMac Bank effective November 1, 2002, for which IndyMac has provided a parent company guaranty. Mr. Wohl’s employment agreement provides for the following: (a) an annual base salary of $600,000 for 2002 and 2003 commencing in December 2002, subject to annual review by the Chief Executive Officer for possible future increase with the approval of the Board of Directors; (b) targeted annual incentive compensation equal to 50% of base salary, with maximum incentive compensation of 100% of base salary; and (c) the grant on December 2, 2002 of an option to purchase 500,000 shares of Common Stock. Payment of Mr. Wohl’s incentive compensation is dependent upon the attainment of financial and operational objectives that are established by the Compensation Committee after consultation with the Chief Executive Officer. The stock option granted pursuant to Mr. Wohl’s employment agreement vests in equal parts on the first five anniversaries of the grant date. All stock options or restricted stock granted under prior employment agreements are subject to the terms of the 2002 Plan and Mr. Wohl’s employment agreement. Mr. Wohl’s employment agreement expires December 31, 2007, unless earlier terminated in accordance with its provisions.

      Pursuant to Mr. Wohl’s employment agreement, he also received a $1.5 million credit to his account in IndyMac’s non-qualified deferred compensation plan, effective as of January 1, 2003. The $1.5 million credit is derived from a payment owed to Mr. Wohl under the terms of his prior employment agreement upon its expiration in February 2003. In lieu of making such payment, the Compensation Committee and Board of Directors negotiated to credit the amount to Mr. Wohl’s deferred compensation plan account. The credit vests equally over five years commencing on December 31, 2003, or upon earlier termination of his employment, other than for Cause or voluntary termination without Good Reason, or upon a Change in Control of IndyMac (each as defined in the employment agreement).

      Mr. Abernathy entered into an employment agreement with IndyMac Bank effective September 1, 2002, for which IndyMac has provided a parent company guaranty. Mr. Abernathy’s employment agreement provides for the following: (a) an annual base salary of $375,000 commencing in September 2002, subject to annual review by the Chief Executive Officer for possible future increase; (b) annual incentive compensation in an amount determined pursuant to an annual incentive plan, with the target amount of incentive compensation set at $225,000 for 2002, subject to increase upon annual review by the Chief Executive Officer thereafter; (c) guaranteed minimum annual cash compensation equal to 125% of base salary, including Mr. Abernathy’s base salary and any incentive compensation; and (d) annual grants of stock options and/or restricted stock for such number of shares of Common Stock as the Compensation Committee determines, taking into account Mr. Abernathy’s and IndyMac’s performance and competitive practices then prevailing regarding the granting of stock awards. All stock options or restricted stock granted under Mr. Abernathy’s employment agreement and any prior employment agreements are subject to the terms of the 2000 plan or 2002 Plan, as applicable (or any successor plan)

and Mr. Abernathy’s employment agreement. Mr. Abernathy’s employment agreement expires December 31, 2006, unless earlier terminated in accordance with its provisions.

      Mr. Adarkar entered into an employment agreement with IndyMac Resources, Inc., a subsidiary of IndyMac Bank, effective September 1, 2003 (which employment agreement was subsequently assigned to IndyMac Bank). Mr. Adarkar’s employment agreement provides for the following: (a) an annual base salary rate of $480,000 for the fiscal year ending December 31, 2003, subject to annual review by IndyMac Bank for possible future increase; (b) annual incentive compensation in an amount determined pursuant to an annual incentive plan, with the target amount of incentive compensation set at $192,000 for 2003 (pro-rated based on hire date), subject to increase upon annual review by IndyMac Bank thereafter; and (c) annual grants of stock options and/or restricted stock for such number of shares of Common Stock as the Compensation Committee determines, taking into account Mr. Adarkar’s and IndyMac’s performance and competitive practices then prevailing regarding the granting of stock awards. All stock options or restricted stock granted under Mr. Adarkar’s employment agreement are subject to the terms of the 2000 plan or 2002 Plan, as applicable (or any successor plan) and Mr. Adarkar’s employment agreement. Mr. Adarkar’s employment agreement expires August 31, 2006, unless earlier terminated in accordance with its provisions.

      Mr. Jackson entered into an employment agreement with IndyMac Bank effective July 31, 2004. Mr. Jackson’s employment agreement provides for the following: (a) an annual base salary of $325,000 for the fiscal year ending December 31, 2004, subject to annual review by IndyMac Bank for possible future increase; (b) annual incentive compensation in an amount determined pursuant to an annual incentive plan, with the target amount of incentive compensation set at $200,000 for 2004, subject to increase upon annual review by IndyMac Bank thereafter; and (c) annual grants of stock options and/or restricted stock for such number of shares of Common Stock as the Compensation Committee determines, taking into account Mr. Jackson’s and IndyMac’s performance and competitive practices then prevailing regarding the granting of stock awards. All stock options or restricted stock granted under Mr. Jackson’s employment agreement are subject to the terms of the 2000 plan or 2002 plan, as applicable (or any successor plan) and Mr. Jackson’s employment agreement. Mr. Jackson’s employment agreement expires July 30, 2007 unless earlier terminated in accordance with its provisions.

      The employment agreements for Messrs. Abernathy, Adarkar and Jackson provide for incentive compensation each year ending during the term thereof in the form of an annual cash bonus based on each officer’s achievement of his production, revenue, administrative and/or operational goals, with an additional component of the incentive compensation based on an assessment of each officer’s managerial skills.

      In consideration of an agreement from Messrs. Wohl, Abernathy, Adarkar and Jackson not to compete with IndyMac Bank for a period of one year after termination of employment, and an agreement from Messrs. Adarkar and Jackson not to solicit customers, business or employees of IndyMac for a period of one year after termination of employment, IndyMac Bank has agreed to continue to employ Messrs. Wohl, Abernathy, Adarkar and Jackson, to provide the compensation and benefits described in their respective employment agreements, and to provide certain severance payments to Messrs. Wohl, Abernathy, Adarkar and Jackson upon termination of employment for reasons other than for (a) Cause for Mr. Wohl; (b) Poor Performance or Cause for Messrs. Abernathy and Adarkar; and (c) Poor Performance, Cause or Good Reason for Mr. Jackson, each as defined in their respective employment agreements.

      Mr. Wohl’s severance payment would equal the sum of (a) his annual base salary through the last day of employment, (b) a single cash payment equal to two times his then current annual base salary rate and targeted annual incentive compensation rate, plus a pro rata bonus for the year in which he is terminated, the amount of which will be determined in the sole discretion of IndyMac Bank’s Board of Directors, and (c) the additional benefits described in his employment agreement for two years following the date of termination.

      Mr. Abernathy’s severance payment in the event of termination other than for Cause or Poor Performance would equal the sum of (a) his annual base salary through the last day of employment, (b) a single cash payment equal to two times the guaranteed minimum annual compensation under his employment agreement, provided that if the termination occurs within two years of a change in control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the single cash payment will be equal to two times the officer’s total compensation (base salary plus bonus) for the fiscal year preceding the date of termination, and (c) the additional benefits described in his employment agreement for one year following the date of termination. Mr. Abernathy’s severance payment in the event of termination for Poor Performance would be an amount less than the severance set forth above.

      Mr. Adarkar’s severance payment in the event of termination other than for Cause or Poor Performance would equal the sum of (a) his base salary through the last day of employment, and continuation of his base salary for the lesser of one year or the number of months remaining in the term of his employment agreement, (b) his incentive compensation award for the year of termination prorated to the last day of employment, and (c) the additional benefits described in his employment agreement for one year following the date of termination. If the termination occurs within two years of a change in control (as defined in his employment agreement), Mr. Adarkar’s continuation of base salary will be increased by 100% and his incentive compensation award will be increased by 100%. Mr. Adarkar’s severance payment in the event of termination for Poor Performance would be an amount less than the severance set forth above.

      Mr. Jackson’s severance payment in the event of termination other than for Cause or Poor Performance or if Mr. Jackson has Good Reason would equal the sum of (a) his base salary through the last day of employment, and continuation of his base salary for the lesser of one year or the number of months remaining in the term of his employment agreement, (b) his incentive compensation award for the year of termination prorated to the last day of employment, and (c) the additional benefits described in his employment agreement for one year following the date of termination. If the termination occurs within two years of a change in control (as defined in his employment agreement), Mr. Jackson’s continuation of base salary will be increased by 100% for a period of twelve months following his last day of employment and his incentive compensation award, without proration, will be increased by 100%. Mr. Jackson’s severance payment in the event of termination for Poor Performance would be an amount less than the severance set forth above.

      In the event that any of the severance payments described above are subject to federal excise taxes, the payments will include gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes.

Deferred Compensation Plan

      During fiscal year 2004, directors and certain officers and employees of IndyMac and IndyMac Bank were eligible to participate in IndyMac’s Deferred Compensation Plan. Under the deferred compensation plan, employee participants were allowed to defer up to 25% of base salary and up to 100% of total cash bonus or commissions, and non-employee director participants were allowed to defer up to 50% of director fees and 100% of restricted stock. Under the Deferred Compensation Plan, participants must defer at least an annual minimum amount of $2,000 for a number of years designated by each participant, subject to a minimum deferral period of five years. At the discretion of IndyMac and IndyMac Bank, each employer may match a percentage of participant deferrals. Participants vest in the employer match amounts in 20% increments for each year of service completed, with participants being fully vested after five years of service. For fiscal year 2004, neither IndyMac nor IndyMac Bank provided an employer match, and the Deferred Compensation Plan provided a return of 6.32%. The rate of return provided by the Deferred Compensation Plan is reset by IndyMac Bank on an annual basis and is based on an estimate of the required rate of return for long-term senior unsecured debt of IndyMac Bank. For fiscal year 2004, eligible participants included the top 5% of the most highly compensated employees of IndyMac Bank and its subsidiaries and affiliates, in addition to all senior vice presidents and above and the directors of IndyMac and IndyMac Bank.

Compensation Committee Report on Executive Compensation

General

      Compensation for the executive officers of IndyMac is administered under the direction of the Management Development and Compensation Committee of the Board of Directors, also referred to as the Compensation Committee. The Compensation Committee is currently composed of Messrs. Ukropina, Caldera and Seymour, with Mr. Hunt serving on the Compensation Committee until April 2004, at which time Senator Seymour joined the Committee. Each committee member is a non-employee, independent director of IndyMac.

      IndyMac’s executive compensation program generally consists of three main components: (a) base compensation, (b) annual cash incentive compensation, and (c) equity-based compensation to provide long-term incentives for performance and to align executive officer and stockholder interests. The philosophy of IndyMac’s executive compensation program is to attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The factors historically used by the Compensation Committee to assess compensation of executive officers include: (a) the responsibilities of the executive officers with IndyMac, (b) the achievement of individual business objectives established within 90 days of the beginning of each fiscal year, (c) the business unit and overall performance of IndyMac, including earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior fiscal year, (d) the amount, form and timing of prior compensation amounts, and (e) compensation levels of executives with comparable rank in a peer group of financial services companies.

      The Compensation Committee consults with outside compensation consultants and reviews market survey data as deemed appropriate in its assessment of executive compensation. The Compensation Committee reviewed and approved the total compensation paid to Messrs. Perry, Wohl, Abernathy, Adarkar and Jackson for 2004, including deferred compensation, perquisites, reimbursed and company paid expenses, and loans and forgiveness of loans, and determined the total amount not to be excessive.

Compensation of Mr. Perry

      During 2004, compensation for Mr. Perry was determined pursuant to his employment agreement executed in February 2002. Mr. Perry’s employment agreement provides that Mr. Perry is eligible for annual incentive compensation of up to 100% of his base salary, with target annual incentive compensation of at least 50% of his base salary, depending upon the attainment of financial, strategic and regulatory objectives established by the Compensation Committee in consultation with Mr. Perry. For 2004, Mr. Perry’s incentive compensation was based upon a financial matrix relating to IndyMac’s earnings per share and return on equity, subject to adjustment based on the Compensation Committee’s assessment of Mr. Perry’s accomplishment of specific strategic and regulatory criteria that were established by the Compensation Committee in the first quarter of 2004. Based on its review of these criteria, the Compensation Committee awarded Mr. Perry incentive compensation in the amount of $715,000 for 2004.

      While the annual incentive payments to Mr. Perry and the other named executive officers are largely based upon objective formulaic goals, the Compensation Committee also believes that the level of incentive payments made to them is justified by other factors as well, including achieving strong financial results in a challenging economy, as evidenced by a return on equity of approximately 18% and their ability to respond to ongoing changes in business regulation and investor expectations throughout the course of the year. By way of example, IndyMac and its management team completed a successful acquisition during the course of the year, met most of their business plan objectives for 2004, and achieved compliance with formidable new internal control requirements on a timely basis. Given the foregoing, the Compensation Committee awarded Mr. Perry an additional $93,333 special bonus for 2004.

Compensation of Other Named Executive Officers

      Compensation for 2004 for Mr. Wohl was determined pursuant to the terms of his employment agreement. For 2004, Mr. Wohl’s incentive compensation was based upon specific objective performance metrics of IndyMac Bank’s Mortgage Banking group established by the Chief Executive Officer. Based on its review of these criteria, the Compensation Committee awarded Mr. Wohl incentive compensation in the amount of $500,000 for 2004.

      Compensation for 2004 for Messrs. Abernathy, Adarkar and Jackson was determined pursuant to the terms of their respective employment agreements. Each of the officers was awarded incentive compensation in accordance with the terms of his employment agreement.

Stock Options

      Messrs. Perry and Wohl did not receive stock option grants during 2004. The Compensation Committee did award stock options to Messrs. Abernathy, Adarkar and Jackson pursuant to IndyMac’s 2000 Plan and the terms of their employment agreements. In accordance with the annual stock option grant terms of their respective employment agreements, the Compensation Committee took into account each executive’s performance and the performance of IndyMac in meeting earnings per share goals. Based upon the foregoing, each of Messrs. Abernathy, Adarkar and Jackson were granted an option to purchase 20,126, 7,026 and 29,362 shares of Common Stock, respectively. The stock options vest in equal parts on the first three anniversaries of their respective grant dates.

Deductibility of Compensation

      Section 162(m) of the Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval (“performance-based compensation”). Messrs. Perry and Wohl each received cash compensation in excess of $1 million in 2004. 88% of the incentive compensation paid to Mr. Perry for 2004 qualifies as performance-based compensation. The remaining 12%, which represents Mr. Perry’s special bonus, does not qualify as performance-based compensation. None of Mr. Wohl’s 2004 incentive compensation qualifies as performance-based compensation.

      The Compensation Committee’s policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to IndyMac, while recognizing that the legitimate interests of IndyMac and its stockholders may at times be better served by compensation arrangements that may not be fully deductible.

The Compensation Committee

James R. Ukropina, Chairman (from April 2002 to present)
Louis E. Caldera (from May 2002 to present)
Robert L. Hunt II (from July 2002 to April 2004)
Senator John Seymour (ret.) (from April 2004 to present)

Compensation Committee Interlocks and Insider Participation

      During 2004, Messrs. Caldera, Hunt, Seymour and Ukropina served as members of the Compensation Committee at various times. No member of the Compensation Committee was, during the year, an officer or employee of IndyMac, nor was any member of the Compensation Committee formerly an officer of IndyMac. In addition, no executive officer of IndyMac served during 2004 (a) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (b) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors of IndyMac.

Certain Transactions and Business Relationships

      From time to time, certain directors and executive officers of IndyMac and its subsidiaries, and family members of such persons, were indebted to IndyMac Bank as customers in connection with mortgage loans and other extensions of credit by IndyMac Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable to directors and executive officers of IndyMac and its subsidiaries than to other persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features. In addition, directors, officers and employees of IndyMac and its subsidiaries are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by IndyMac Bank.

      IndyMac has a special loan program for senior officers to assist them in relocating to the Pasadena area. For senior officers who are eligible for the program, IndyMac will extend a second mortgage loan in an amount up to $150,000, secured by the senior officer’s home. Pursuant to the terms of the loan, no interest or principal is due unless the senior officer’s employment is terminated, at which point the interest rate is modified and interest and principal payments are calculated to ensure payment in full on the maturity date. Each loan is forgiven over a four or five year period, with 25% or 20%, as applicable, being forgiven on each of the first four or five anniversaries of the origination date. Each loan is forgiven in its entirety if the senior officer ceases to be an employee and is entitled to severance payments pursuant to the senior officer’s employment agreement with IndyMac or one of its subsidiaries. In compliance with the Sarbanes-Oxley Act of 2002, which prohibits loans from IndyMac to executive officers, this loan program is no longer offered to IndyMac’s executive officers. A loan under this program was extended to Mr. Keys and his spouse in March 2002 prior to the enactment of the applicable law and may remain outstanding (so long as it is not modified) until maturity pursuant to the grandfather provisions thereunder. The loan is a 15-year second mortgage loan with an initial balance of $150,000 and a stated interest rate of 9.625% in the event Mr. Keys terminates his employment with IndyMac. The loan balance at December 31, 2004 was $90,000.

      IndyMac also had a special loan program to assist senior officers with initiation fees for country club memberships to be used for business purposes. The loan program was discontinued in July of 2002. Pursuant to the terms of the outstanding loans, the loans bear no interest and no principal is due unless the senior officer’s employment is terminated or he/she relinquishes the membership, at which point, the lesser of the value of the membership or the entire principal amount is due and payable. IndyMac extended loans under this program to Messrs. Abernathy, Keys, Olinski and Perry in the amounts of $3,600, $55,000, $50,000 and $23,688, respectively, prior to the enactment of the Sarbanes-Oxley Act of 2002. Pursuant to the grandfather provisions of such law, these loans may remain outstanding (so long as they are not modified) until maturity.

      During 2004, certain family members of Messrs. Perry and Haden worked for IndyMac or one of its subsidiaries or affiliates. None of the family members resided in the households of Messrs. Perry or Haden during the year and Mr. Perry was not involved in the direct management of any of his family members. IndyMac’s general policy is to hire employees based on each employee’s qualifications for the position for which the employee is considered regardless of the employee’s relationship to directors, officers or employees of IndyMac and its subsidiaries and affiliates. Additionally, IndyMac compensates all employees in accordance with the compensation parameters established for each position, with increases based solely on merit. Robert Moe, Mr. Perry’s father-in-law, was employed by IndyMac Bank as a construction advisor/inspector for IndyMac Bank’s Home Construction Lending group until his retirement in November 2004. Mr. Moe was paid an aggregate salary and bonus of $121,569 for his services during the year. Robert Perry, Mr. Perry’s father, is an independent building inspector who is hired by IndyMac Bank’s Homebuilder division from time to time to inspect properties that secure IndyMac Bank construction loans. Mr. Robert Perry was paid $80,506 for his services during the year and IndyMac Bank was reimbursed for such amount through the fees paid by the subject borrowers. Roger Perry, Mr. Perry’s brother, was employed as a loan officer for IndyMac Bank’s Homebuilder division. Mr. Roger Perry was paid an aggregate salary and bonus of $197,009 for his services during the year, which was comprised of $75,000 in salary and $122,009 in commissions paid pursuant to IndyMac Bank’s standard commission program for loan officers. Jeanne Telvig, Mr. Perry’s sister-in-law, was employed as a Relationship Manager for IndyMac Bank’s Business-to-Business group. Ms. Telvig was paid an aggregate salary and bonus of $66,756 for her services during the year, which was comprised of $36,000 in salary and $30,756 in commissions paid pursuant to IndyMac Bank’s standard commission program for Relationship Managers. Natalie Haden, Mr. Haden’s daughter, was employed as an Account Executive for IndyMac Bank’s Business-to-Business group. Ms. Haden was paid an aggregate salary and bonus of $61,175 for her services during the year, which was comprised of $35,442 in salary and $25,733 in commissions paid pursuant to IndyMac Bank’s standard commission program for Account Executives.

      IndyMac and Mr. DelPonti entered into a residential lease dated June 1, 2004 in connection with Mr. DelPonti’s employment with IndyMac Bank and his relocation from North Carolina to California. The term of the lease is month to month for a period not to exceed five years, and provides for monthly payments by Mr. DelPonti of $6,500 for the period June 1, 2004 through May 31, 2007, and $7,000 for the period June 1, 2007 through May 31, 2009. Mr. DelPonti has an option to purchase the residence at any time during the term of the lease for a purchase price equal to the lesser of (a) the fair market value of the property as determined by an independent third party appraiser approved by IndyMac, or (b) IndyMac’s acquisition cost ($2,475,000), plus the costs of any improvements made to the property by IndyMac during the term of the lease.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under Section 16(a) of the Securities Exchange Act of 1934 IndyMac’s directors and executive officers are required to report their ownership of and transactions in IndyMac’s Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to IndyMac. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and IndyMac is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 2004. Based solely on its review of the copies of the reports prepared or received by it, IndyMac believes that all such filing requirements were satisfied, except that Mr. Williams filed one late report relating to the annual stock option grant he received, as a result of an error by IndyMac.

CORPORATE GOVERNANCE

General

      IndyMac adopted formal corporate governance standards in January 2002 and the Nominating and Governance Committee of the Board of Directors reviews those standards annually to ensure they incorporate recent corporate governance developments and generally meet the corporate governance needs of IndyMac. You may obtain the Board of Directors’ Guidelines for Corporate Governance Issues and the charters of each of the Board’s committees, including the Asset and Liability Committee, Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee, by accessing the “Corporate Governance” subsection of the “Investors” section of www.IndyMacBank.com, or by writing to IndyMac’s Corporate Secretary at IndyMac Bancorp, Inc., 155 North Lake Avenue, Pasadena, California 91101. The Audit Committee’s recently revised charter is also attached to this Proxy Statement as Appendix A.

Director Independence and Presiding Director

      In October 2002, the Nominating and Governance Committee of the Board of Directors adopted criteria and procedures for evaluating the independence of IndyMac’s directors based on the then proposed listing standards of the New York Stock Exchange, which have since been adopted in substantially the form proposed. Pursuant to these procedures, the Board undertook its annual review of director independence in January 2005. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and IndyMac and its subsidiaries and affiliates, including those reported under “Certain Transactions and Business Relationships”. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

      Based on the review, the Board of Directors affirmatively determined that Messrs. Caldera, Gramley, Grant, Haden, Hodel, Hunt, Seymour and Ukropina, constituting all of the directors nominated for election at the Annual Meeting other than Mr. Perry, IndyMac’s Chairman of the Board and Chief Executive Officer, are independent of IndyMac and its management under the criteria established by the Nominating and Governance Committee of the Board, which equals 89% of the Board of Directors.

      The Board of Directors’ Guidelines for Corporate Governance Issues require the Board to appoint a presiding director who is an independent director and is to be selected from among the Chairmen of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board appointed Mr. Ukropina, Chairman of the Compensation Committee, to the presiding director position to serve until IndyMac’s 2005 Annual Meeting. As presiding director, Mr. Ukropina chairs the executive sessions of the Board meetings, in which the Board meets without the Chairman and Chief Executive Officer and other officers of IndyMac. The Board of Directors met in executive session at six of its eight meetings in 2004.

Communicating with the Presiding Director and the Board

      You may communicate with the presiding director or the Board as a group by writing to Presiding Director, IndyMac Bancorp, Inc., 155 North Lake Avenue, Pasadena, California 91101. Communications to specific non-management directors may be submitted to the attention of the Corporate Secretary at the same address. The Corporate Secretary will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by IndyMac that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters may be communicated in this manner, or may be submitted via the Accounting/Audit link under the “Contact Us” section of www.IndyMacBank.com. These concerns are immediately brought to the attention of IndyMac’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Audit Committee Financial Experts

      Pursuant to the applicable rules of the Securities and Exchange Commission, the Board undertook a review of the qualifications and expertise of the Audit Committee members in January 2005. Based on this review, the Board of Directors has determined that Messrs. Grant, Hunt and Ukropina, all of the members of the Audit Committee, are “audit committee financial experts,” as defined by the Securities and Exchange Commission rules.

Consideration of Stockholder Candidates and Selection Criteria

      The Nominating and Governance Committee will consider candidates recommended by stockholders of IndyMac for nomination for election to the Board of Directors at IndyMac’s Annual Meeting. A stockholder who wishes to recommend a candidate for nomination to the Board of Directors must submit such recommendation to the Corporate Secretary of IndyMac in accordance with the Nominating and Governance Committee’s Policy and Guidelines on Director Candidates Recommended by Stockholders, which requires such notice be delivered to and received no later than one hundred twenty (120) days prior to the anniversary date of the proxy statement released in connection with the previous year’s annual meeting. All such recommendations will be forwarded by the Corporate Secretary to the chairman of the Nominating and Governance Committee.

      All stockholder recommendations of candidates for nomination for election to IndyMac’s Board must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and residence address of the individual; (2) the principal occupation or employment of the person during the five-year period preceding the date of the recommendation; (3) the class and number of shares of capital stock of IndyMac that are owned beneficially or of record by the individual; (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the stockholder providing the recommendation must be included, such as, the name and address of the stockholder and the class and number of shares of capital stock of IndyMac which are owned beneficially or of record by the stockholder. Each recommendation must be accompanied by the written consent of each individual recommended, which must include a statement that if the individual were to be nominated and elected the individual would serve as a director of IndyMac and permission to investigate the individual for purposes of considering the individual as a director nominee.

      The Nominating and Governance Committee will consider prospective nominees for the Board of Directors based on the need for additional Board members to fill vacancies or to expand the size of the Board. Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth in IndyMac’s Guidelines for Corporate Governance Issues, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.

      Shareholders may also make nominations of persons for election to the Board of Directors at the annual meeting in accordance with the Bylaws of IndyMac, if the shareholder provides notice of such nomination to the Corporate Secretary (1) not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and (2) in the form required by the Bylaws of IndyMac. No shareholder nominations of persons for election to the Board of Directors were received in connection with the 2005 Annual Meeting.

Director and Executive Officer Stock Ownership Policies

      In October 2002, the Nominating and Governance Committee and the Compensation Committee of the Board of Directors adopted stock ownership requirements for IndyMac’s directors and executive officers. The requirements specify that directors who have served on the Board for at least three years are expected to own Common Stock (including vested stock options) with a value equal to the annual Board retainer fee. IndyMac’s Chief Executive Officer, with tenure of more than five years, is expected to own Common Stock (including vested stock options) with a value equal to five times his annual base salary. All other executive officers of IndyMac are expected to own Common Stock (including vested stock options) with a value equal to two times each of their base salaries if their tenure is five or more years and equal to each of their base salaries if their tenure is more than three years but less than five years. Although these stock ownership requirements do not mandate the purchase of Common Stock, any director or executive officer who has not met the ownership requirements is expected to refrain from selling any Common Stock until he or she has met the ownership requirements. Currently all of the directors, including Mr. Perry, in his capacity as Chief Executive Officer, meet or exceed these requirements.

Code of Business Conduct and Ethics

      IndyMac has a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of IndyMac, including the principal executive officer, the principal financial officer and the principal accounting officer. You may obtain the Code of Business Conduct and Ethics by accessing the “Corporate Governance” subsection of the “Investors” section of www.IndyMacBank.com, or by writing to IndyMac’s Corporate Secretary at IndyMac Bancorp, Inc., 155 North Lake Avenue, Pasadena, California 91101. IndyMac intends to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to IndyMac’s principal executive officer, principal financial officer or principal accounting officer) at this location on its website.

AUDIT COMMITTEE MATTERS

Audit Committee Report

      Management is responsible for IndyMac’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of IndyMac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing IndyMac’s financial statements or auditing those financial statements, which are the responsibilities of management and the independent auditors, respectively.

      The Audit Committee has reviewed with Ernst & Young LLP, who, as IndyMac’s independent auditors, are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, Ernst & Young LLP’s judgment as to the quality, not just the acceptability, of IndyMac’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with IndyMac’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent auditors to discuss the results of their examinations, their evaluations of IndyMac’s internal controls and the overall quality of IndyMac’s financial reporting.

      In the context of the foregoing, the Audit Committee has reviewed the audited financial statements of IndyMac for the fiscal year ended December 31, 2004 with management. In connection with that review, management represented to the Audit Committee that IndyMac’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee has reviewed management’s report on its assessment of internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002 and the FDIC Improvement Act of 1991. In its report, management provided a positive assertion that internal controls over financial reporting were in place and operating effectively as of December 31, 2004. The Audit Committee also has reviewed with Ernst & Young LLP its attestation report on management’s assertions.

      The Audit Committee has discussed the consolidated financial statements with Ernst & Young LLP and it also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the New York Stock Exchange rules relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from Ernst & Young LLP regarding its independence from IndyMac as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Ernst & Young LLP the independence of the firm, and has considered all of the above communications as well as all audit, audit-related and non-audit services provided by Ernst & Young LLP. In reliance upon the foregoing, the Audit Committee has determined that Ernst & Young LLP are independent auditors with respect to IndyMac within the meaning of the federal securities laws and the rules and regulations thereunder and Rule 3600T of the Public Company Accounting Oversight Board, which designates as interim independence standards Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board.

      All three members of the Audit Committee have been determined by the Board of Directors of IndyMac to be independent directors and financial experts as more fully described in “Corporate Governance”. The oversight and other responsibilities of the Audit Committee are described in the Audit Committee’s recently revised Charter, which is attached to this Proxy Statement as Appendix A.

      In reliance upon the above materials and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in IndyMac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Audit Committee

Hugh M. Grant, Chairman
Robert L. Hunt II
James R. Ukropina

Fees of Principal Accountants

      The Audit Committee, in its capacity as a committee of the IndyMac Board of Directors, is directly responsible for the appointment, compensation, retention and oversight of IndyMac’s independent auditors. The Audit Committee is required to approve all engagements with the independent auditors, including both audit services and non-audit services prior to such services being rendered. The Audit Committee has delegated to the Audit Committee Chairman the ability to pre-approve non-audit service engagements with the independent auditors involving fees of up to $100,000 per engagement. Any such services pre-approved by the Chairman are to be reported at the next full Audit Committee meeting. In approving such non-audit services, the Audit Committee (or Chairman when applicable) considers whether the proposed services are prohibited under current law or regulations. The Audit Committee (or Chairman when applicable) must, in order to approve the proposed non-audit services, also be of the opinion that the proposed services, both individually and collectively with all other provided services, will not impair the independence of the independent auditors relative to the financial statement audit opinion discussed above. The Audit Committee also receives assurances from the independent auditors for every proposed engagement that the independent auditors believe that the proposed engagement is not a prohibited service under applicable laws and regulations and that the proposed service will not impair the auditors’ independence relative to their audit opinion regarding IndyMac’s financial statements.

      The following table sets forth the aggregate fees agreed upon with and/or billed to IndyMac for the fiscal years ended December 31, 2004 and 2003 by Ernst & Young LLP:

Type of Fee	2004	2003

Audit Fees(1)	$1,510,000	$1,025,000

Audit Related Fees(2)(3)	720,000	580,000

Tax Fees(2)(4)	284,000	262,000

All Other Fees(2)(5)	234,000	334,000

(1)	Includes the fees for the audit of IndyMac’s annual financial statements and the review of the financial statements included in IndyMac’s Form 10-Qs for the fiscal year.

(2)	The Audit Committee has considered whether the provision of the services relating to these fees is compatible with maintaining the auditors’ independence. The Audit Committee’s pre-approval procedures were implemented in October 2002. Following this date, none of the services relating to these fees were rendered pursuant to a waiver of the pre-approval procedures.

(3)	Includes fees for accounting consultations, due diligence for securitizations, acquisitions and other transactions, and audits of the employee benefit plans.

(4)	Includes fees relating to implementation of a payroll company tax strategy, state tax planning and other tax-related strategic initiatives, as well as the preparation of tax returns.

(5)	Includes fees for all services not included in the other three categories listed. The fees in 2003 were primarily related to the completion of a cash management project and security and IT risk assessment services. The fees in 2004 were primarily related to IT risk assessment services.

PROPOSAL ONE

ELECTION OF DIRECTORS

      IndyMac has nine directors. The nine current directors are nominees for election as directors to serve until the next annual meeting and until their successors are elected and have qualified. Senator John Seymour (ret.), who was appointed to the Board of Directors after the last election of directors, was initially recommended to the Nominating and Governance Committee of the Board by Mr. Perry, the Chief Executive Officer of IndyMac. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board of Directors to replace that nominee. Pursuant to the terms of Mr. Perry’s employment agreement, if Mr. Perry is not elected to the Board of Directors, he may terminate his employment agreement with IndyMac.

Director Nominees

      The following persons have been nominated to serve as directors of IndyMac for the ensuing year, each of whom has agreed to serve as director until the next annual meeting if elected:

      Michael W. Perry, age 42, is Chief Executive Officer and Chairman of the Board of Directors of IndyMac and IndyMac Bank. He has been a director of IndyMac since October 1997 and served as Vice Chairman of the Board of Directors of IndyMac and IndyMac Bank from March 2000 until February 2003 when he was appointed Chairman of the Board of Directors of IndyMac and IndyMac Bank following the retirement of David S. Loeb, the former Chairman of both IndyMac and IndyMac Bank. Mr. Perry has been with IndyMac since January 1993 and previously served as President of IndyMac from January 1997 to February 1999, and Chief Operating Officer from January 1993 to January 1997. Mr. Perry has direct responsibility for the management of IndyMac and its subsidiaries. From May 1987 to December 1992, he served in various positions with Commerce Security Bank, including as Senior Executive Vice President in charge of the Mortgage Banking Division and as Chief Financial Officer. He has 20 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

      Louis E. Caldera, age 48, became a director of IndyMac Bancorp in May 2002. He is also a director of IndyMac Bank. In August 2003, Mr. Caldera was appointed President of the University of New Mexico. Prior to this appointment, commencing in 2001, Mr. Caldera served as Vice Chancellor for

University Advancement of The California State University System. Mr. Caldera held two appointed posts in the Clinton administration — Secretary of the Army from 1998 to 2001 and Managing Director and Chief Operating Officer of the Corporation for National and Community Service from 1997 to 1998. Mr. Caldera served three terms in the California State Assembly, from 1992 to 1997, representing the 46th District. Prior to his election to the Assembly, he worked as a deputy county counsel for the County of Los Angeles and as an attorney in private practice, including at the law firm of O’Melveny & Myers LLP. He currently serves on the Board of Directors of Belo Corporation and Southwest Airlines Co. Mr. Caldera received a B.S. from the United States Military Academy, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School.

      Lyle E. Gramley, age 78, has been a director of IndyMac since January 1993. He is also a director of IndyMac Bank. Mr. Gramley is a former member of the Board of Governors of the Federal Reserve System. From September 1985 through May 2002, he was employed by the Mortgage Bankers Association of America as its chief economist and as a consulting economist. During that period he also was self-employed as an economic consultant. Since June 2002, Mr. Gramley has been a Senior Economic Advisor with the Stanford Washington Research Group. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management.

      Hugh M. Grant, age 68, has been a director of IndyMac since May 2000. He is also a director of IndyMac Bank. Since 1996, Mr. Grant has been a business consultant. Prior to 1996, he spent approximately 38 years with Ernst & Young LLP (including service with Arthur Young & Company before its 1989 merger with Ernst & Whinney) where, among other things, he was Vice-Chairman and Regional Managing Partner-Western United States. He is a Director and member of the Audit Committee of Tetra Tech, Inc. Mr. Grant also serves on the Board of Directors and as Chairman of the Audit Committee of Inglewood Park Cemetery. Mr. Grant received a B.S. in Business, with distinction, from the University of Kansas.

      Patrick C. Haden, age 52, has been a director of IndyMac since March 2000. He is also a director of IndyMac Bank. Mr. Haden has been a general partner of Riordan, Lewis & Haden, a private equity investment firm, since 1987. Mr. Haden serves on the Board of Directors of Tetra Tech, Inc. and TCW Convertible Securities Fund, Inc. He serves on the Compensation Committee and the Audit Committee of the Board of Directors of Tetra Tech, Inc. and serves on the Audit Committee of TCW Convertible Securities Fund, Inc. Mr. Haden graduated Magna Cum Laude, Phi Beta Kappa from the University of Southern California and was awarded a Rhodes Scholarship to study Economics at Oxford University in England. Mr. Haden received a J.D. from Loyola Law School.

      Terrance G. Hodel, age 62, has been a director of IndyMac since July 2003. He is also a director of IndyMac Bank. Mr. Hodel most recently served as Chief Executive Officer of Paymap, Inc. from 2001 to May 2003. Prior to that, Mr. Hodel held the position of President and Chief Operating Officer of North American Mortgage Company, from 1992 to 1997 when the company was acquired by Dime Bancorp, Inc. Prior to his service at North American Mortgage Company, Mr. Hodel served as President and Chief Executive Officer of IMCO Realty Services, a large mortgage banking company, from 1985 to 1992, and was President and Chief Executive Officer of Wells Fargo Mortgage Company from 1979 to

1985. Mr. Hodel serves on the Board of Trustees of Marin Academy and Pomona College, and on the Board of Directors of Luther Burbank Savings. Mr. Hodel received an M.B.A. from Stanford University.

      Robert L. Hunt II, age 54, has been a director of IndyMac since November 2001. Mr. Hunt is also a director of IndyMac Bank. Mr. Hunt held the position of President and Chief Operating Officer of Coast Savings Financial, Inc. and its subsidiary, Coast Federal Bank, from 1991 to 1998 when Coast was acquired by H.F. Ahmanson & Company, the holding company for Home Savings of America. From 1998 to 2003, Mr. Hunt served as a trustee for the Coast Federal Contingent Payments Rights Litigation Trust, a publicly traded entity that was spun off by Coast Federal at the time of its acquisition. He served as Chief Financial Officer and Executive Vice President of Coast Federal Bank from 1983 to 1991. Prior to his service at Coast Federal Bank, Mr. Hunt held the position of Vice President and Controller of Fidelity Federal Savings and Loan from 1980 to 1983 and was an audit manager at the public accounting firm of KPMG Peat Marwick where he served from 1972 to 1980. Mr. Hunt is a graduate of the University of Southern California.

      Senator John Seymour (ret.), age 67, has been a director of IndyMac since April 2004, and he has been a director of IndyMac Bank since July 2000. He served as a California State Senator from 1982 to 1991 and as a United States Senator from 1991 to 1992 as a late-term replacement for California’s newly elected Governor. Senator Seymour is a housing and governmental consultant. He was the Chief Executive Officer of the Southern California Housing Development Corporation and currently serves on the Board of Directors of Orange Coast Title Insurance. Mr. Seymour previously served on the Boards of Directors of Los Angeles Federal Savings Bank, Irvine Apartment Communities, Inco Homes and Countrywide Financial Services. He also has served the City of Anaheim, California as Mayor and as a member of the City Council. Senator Seymour was President and Chief Executive Officer of Seymour Realty and Investment Company from 1964 to 1982. He received a B.S. in Business and Finance from the University of California, Los Angeles.

      James R. Ukropina, age 67, has been a director of IndyMac since February 2001. He is also a director of IndyMac Bank. In January 2003, Mr. Ukropina assumed the position of Chief Executive Officer of Directions, LLC, a management and strategic consulting firm. Mr. Ukropina served as a senior partner of O’Melveny & Myers LLP from 1992 to early 2001, and he served as Of Counsel to that firm from 2002 through 2003. He serves on the Board of Directors of Lockheed Martin Corporation and Pacific Life Insurance Company. He also serves on the Audit Committee and the Ethics and Nominating Committee of the Board of Directors of Lockheed Martin Corporation. Mr. Ukropina previously served on the Boards of Directors of Security Pacific Corporation, Santa Fe International Corporation, Miller’s Outpost, Stanford University, the California Chamber of Commerce, the California Business Roundtable, Occidental College, Executive Service Corps of Southern California, the Advisory Council of the Stanford Graduate School of Business, KCET, a public television station in Los Angeles, and the California Economic Development Corporation. Mr. Ukropina received an A.B. from Stanford University, an M.B.A. from the Stanford Graduate School of Business Administration, and an L.L.B. from the University of Southern California Law School, where he was Editor-in-Chief of the Southern California Law Review.

Vote Required; Board Recommendation

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting will be required to elect each of the director nominees.

      The Board of Directors recommends that stockholders vote FOR each of the nominees. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

Board Meetings, Committees and Attendance

      The Board of Directors held eight meetings, in person or by telephone, during 2004. Each Board member is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties. It is estimated that during 2004 on average each Board member spent approximately 230 hours in Board and Committee meetings and in preparation time for those meetings. In addition to attendance at Board and Committee meetings, each member of the Board is expected to attend each Annual Meeting of Stockholders and all members of the Board attended the 2004 Annual Meeting of Stockholders.

      The Asset and Liability Committee of the Board of Directors (now known as the Enterprise Risk Management Committee) advises and consults with management concerning IndyMac’s financing strategy, financial policies and financial condition in order to assure conformance with IndyMac’s requirements for growth and sound operations. The committee held four meetings in 2004. The committee consists of Messrs. Hunt, Gramley and Hodel. The chairman of the committee is Mr. Hunt.

      The Audit Committee of the Board of Directors’ primary purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of IndyMac’s financial statements, reports and other financial information provided by IndyMac to its stockholders and others. In addition, the Audit Committee, among other responsibilities, reviews IndyMac’s compliance with legal and regulatory financial disclosure requirements, the independent auditor’s qualifications, performance and independence, and the performance of IndyMac’s internal audit function. The Audit Committee of the Board of Directors monitors IndyMac’s audit, accounting and financial reporting processes and system of internal controls. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A. In the opinion of the Board of Directors of IndyMac, all current members of the Audit Committee are independent directors as required and defined by the New York Stock Exchange (see the further discussion regarding director independence and audit committee financial experts in “Corporate Governance” and “Audit Committee Matters”). The committee held seven meetings in 2004. The committee consists of Messrs. Grant, Hunt and Ukropina. The chairman of the committee is Mr. Grant.

      The Management Development and Compensation Committee of the Board of Directors, also referred to as the Compensation Committee, establishes, reviews and monitors IndyMac’s compensation philosophy and practices in order to assist the Board in the discharge of its responsibilities relating to (a) the fair and competitive compensation of the Chief Executive Officer and other key executives, (b) the pension and employee welfare plans of IndyMac, (c) the development of, and orderly succession planning related to, key personnel, and (d) the creation of a corporate environment where ethical behavior is the standard. The Compensation Committee administers IndyMac’s stock award plans and loan plans, oversees management’s administration of IndyMac’s deferred compensation plan and defined benefit pension plan, and reviews the compensation of IndyMac’s executive officers. The committee held five meetings in 2004. The committee consists of Messrs. Ukropina, Caldera and Seymour, each of whom is a non-employee and independent director of IndyMac. The chairman of the committee is Mr. Ukropina.

      The Nominating and Governance Committee of the Board of Directors sets guidelines for corporate governance and monitors the governance of IndyMac to assure that IndyMac has a “best practices” corporate governance program. Specifically the Nominating and Governance Committee reviews and recommends to the Board of Directors, among other things, Board membership criteria, nominees for election as directors at each Annual Meeting, membership of the committees of the Board and matters relating to the evaluation, performance, compensation and independence of Board members. The Nominating and Governance Committee considers candidates for the Board of Directors suggested by its members and other Board members, with input from the Chief Executive Officer. The committee also is authorized to retain a third-party executive search firm to identify candidates for the Board of Directors from time to time. The committee will consider candidates for the Board that are recommended by stockholders of IndyMac as further discussed in “Corporate Governance”. The committee held five meetings in 2004. The committee consists of Messrs. Seymour, Caldera and Ukropina, all of whom are independent as required and defined by the New York Stock Exchange. The chairman of the committee is Senator John Seymour (ret.).

      The Strategic and Financial Planning Committee of the Board of Directors was created in April 2004 to assist the Board in fulfilling its oversight responsibilities with respect to defining IndyMac’s mission, vision and long-term and annual strategic and financial plan. The Committee reviews and makes recommendations to the Board regarding IndyMac’s overall business foundation, financial and non-financial objectives, the scope of business in which it competes, its source of competitive advantage, and significant decisions taken by management in key strategic areas. The committee held two meetings in 2004. The committee consists of Messrs. Haden, Gramley, Grant and Hodel, each of whom is a non-employee and independent director of IndyMac. The chairman of the committee is Mr. Haden.

IndyMac Bank Board

      Each member of the IndyMac Board of Directors also serves as a director of IndyMac Bank, IndyMac’s principal operating subsidiary. The IndyMac Bank Board of Directors also has two independent directors who do not serve on the IndyMac Board of Directors. The IndyMac and IndyMac Bank Board of Directors meetings are held concurrently. The following are the persons who serve as directors of IndyMac Bank only:

      Lydia H. Kennard, age 50, became a director of IndyMac Bank in May 2002. Ms. Kennard served as Executive Director of Los Angeles World Airports (“LAWA”) from August 1999 to November 2003. She joined LAWA in 1994 as Deputy Executive Director for Design and Construction. Prior to this, she was President of KDG Development Construction Consulting (“KDG”), a Los Angeles-based firm specializing in land-use planning, development, programming and construction management for public and private sector clients. Ms. Kennard is currently serving as Chairman of KDG. She also serves on the Board of Directors of Unova, Inc. and AMB Property Corporation. Ms. Kennard received a B.A. from Stanford University, a Masters from the Massachusetts Institute of Technology and a J.D. from Harvard Law School.

      Stuart A. Gabriel, age 51, has been a director of IndyMac Bank since September of 2004. Mr. Gabriel is a Director and the Lusk Chair in Real Estate, Lusk Center for Real Estate, and Professor of Finance and Business Economics, Policy, Planning and Development in the Marshall School of

Business and the School of Policy, Planning and Development of the University of Southern California. He also is Co-Director of the USC Ross Minority Program in Real Estate Finance and Development. During 1997-1999, Gabriel served as Deputy Dean at the USC Marshall School of Business. In 2004, he was elected as President of the American Real Estate and Urban Economics Association. Mr. Gabriel serves on the editorial boards of Real Estate Economics, Journal of Real Estate Finance and Economics, Journal of Housing Economics, Journal of Housing Research, Housing Policy Debate, Real Estate Finance, and Journal of Real Estate Research. He also is a Fellow of the Homer Hoyt Institute for Advanced Real Estate Studies. Mr. Gabriel serves as a consultant to numerous corporate and governmental entities and is a Director of Colliers Seeley International. Prior to joining the USC faculty in 1990, Mr. Gabriel served on the economics staff of the Federal Reserve Board in Washington, D.C. In recent years, he also has been a Visiting Scholar at the Federal Reserve Bank of San Francisco. Mr. Gabriel holds a Ph.D. in Economics from the University of California, Berkeley.

Director Compensation

      During 2004, each IndyMac director who was not an employee of IndyMac received (a) an annual retainer fee of $50,000, an additional $20,000 fee for each member of the Audit Committee, and an additional $20,000 for the presiding director, which amount was pro rated because it was approved following the beginning of the year, (b) a $2,500 fee for each IndyMac Bank meeting attended by the director (c) a $2,500 fee for each committee meeting attended by the director following the first four meetings attended, (d) a $2,500 fee for each committee meeting chaired by the director, and (e) reimbursement for expenses related to attending meetings. Messrs. Caldera and Gramley, who reside outside of California where IndyMac’s Board meetings are customarily held, were also reimbursed for their spouse’s travel expenses to accompany Messrs. Caldera and Gramley to one or more of the four main quarterly meetings held by the Board of Directors during 2004. Pursuant to the annual stock award grant provisions applicable to non-employee directors under the 2002 Plan, each non-employee director receives an automatic annual grant of a nonqualified stock option based on a percentage of the issued and outstanding shares of Common Stock as of the end of the preceding fiscal year. In lieu of such nonqualified stock option, a non-employee director may elect to receive a restricted stock award that is equal in value to such nonqualified stock option. On March 15, 2004, Messrs. Caldera, Gramley, Grant, Haden, Hunt and Seymour each received a stock option grant covering 14,190 shares of Common Stock, with an exercise price of $35.38 per share. All of the options became exercisable one year after the grant date. On the same date, Messrs. Hodel and Ukropina each received a restricted stock award covering 3,425 shares of common stock in lieu of a stock option. The restricted stock awards vest in one-third increments on the first three anniversaries of the date of grant. Directors of IndyMac are eligible to participate in IndyMac’s Deferred Compensation Plan, which for fiscal year 2004 allowed directors to defer up to 50% of their annual retainer and committee meeting fees and 100% of their restricted stock awards. The Deferred Compensation Plan requires the deferral of an annual minimum amount of at least $2,000 for a number of years designated by a participating director, subject to a minimum deferral period of five years. IndyMac did not match 2004 deferrals under the Deferred Compensation Plan. For 2004, the Deferred Compensation Plan provided a return of 6.32%. During 2004, Messrs. Caldera, Gramley and Hodel deferred $38,125, $33,712 and $40,851 of their respective annual retainer and committee fees. Additionally, Mr. Ukropina elected to defer receipt of his restricted stock as it vests.

      IndyMac has a Director Emeritus program under which a retiring director who has attained at least the age of 65, has served as a director of IndyMac for at least seven years, and is in good standing, may agree to provide consulting and advisory services to IndyMac in exchange for a percentage of the annual retainer paid to the director during the twelve months preceding retirement. The percentage paid under the program is based on the director’s length of service prior to becoming a Director Emeritus. For future participants under the program, the benefit will no longer be paid for life. Instead, the benefit will be paid for the number of years equal to the term the retiring director served as a director. The program also requires that a Director Emeritus refrain from competing with IndyMac and becoming affiliated with any competitor of IndyMac. Two former directors of IndyMac are currently participating in this program.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

      The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent auditors to audit IndyMac’s consolidated financial statements for the fiscal year ending December 31, 2005. Ernst & Young LLP has acted as the independent auditors for IndyMac since 2001. In accordance with a resolution of the Audit Committee, this appointment is being presented to stockholders for ratification at this meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

      The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for ratification.

      The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as IndyMac’s independent auditors for the fiscal year ending December 31, 2005. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

INCORPORATION BY REFERENCE

      The Stock Performance Graph, the Compensation Committee Report on Executive Compensation and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by IndyMac under the Securities and Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that IndyMac specifically incorporates such information by reference.

OTHER MATTERS

      The Board of Directors knows of no matters to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matters should properly come before the Annual Meeting, the person named in the enclosed proxy will vote all proxies given to him in accordance with his best judgment on such matters.

ANNUAL REPORT AND FORM 10-K

      The 2004 Annual Report to Stockholders containing the consolidated financial statements of IndyMac for the year ended December 31, 2004, including the Annual Report on Form 10-K for the year ended December 31, 2004, accompanies this Proxy Statement.

      Stockholders may obtain without charge an additional copy of IndyMac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission, without the accompanying exhibits, by writing to Investor Relations, IndyMac Bancorp, Inc., 155 North Lake Avenue, P.O. Box 7211, Pasadena, California 91109-7137. A list of exhibits is included in the Form 10-K, and exhibits are available from IndyMac upon payment to IndyMac of the cost of furnishing them.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be included in the proxy statement and presented at the 2006 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Corporate Secretary of IndyMac, 155 North Lake Avenue, Pasadena, California 91101, not later than November 16, 2005 to be considered for inclusion in IndyMac’s proxy materials for that meeting.

      Stockholders intending to present business at IndyMac’s 2006 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in IndyMac’s Bylaws. To bring business before an annual meeting, IndyMac’s Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws to the Corporate Secretary of IndyMac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting. Therefore, IndyMac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than December 28, 2005 and no later than January 27, 2006. If the notice is received before December 28, 2005 or after January 27, 2006, it will be considered untimely and the stockholder will not be entitled to present the proposal at the 2006 Annual Meeting.

By Order of the Board of Directors

Brigitte M. Dewez
Senior Vice President,
Corporate Secretary and
Chief Governance Officer

Dated: March 16, 2005

APPENDIX A

INDYMAC BANCORP, INC. AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee is appointed by the Board of Directors (the “Board”) of IndyMac Bancorp, Inc. (the “Corporation”). The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of the Corporation’s financial statements, reports and other financial information provided by the Corporation to the stockholders and others, the independent auditor’s qualifications, performance and independence, the performance of the Corporation’s internal audit function, and the Corporation’s compliance with legal and regulatory requirements (in concert with other Board committees as provided in Section 4(d), below). The Committee is also responsible to prepare an audit committee report, as required by the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement. In furtherance of these purposes, the Audit Committee shall serve as an independent and objective monitor of the performance of the Corporation’s financial reporting process and system of internal controls; maintain open and direct communication among the independent auditor, financial and senior management of the Corporation and of IndyMac Bank, F.S.B. (the “Bank”), the internal audit department, and the Board.

Composition

      The Audit Committee shall be comprised of not less than three members, who shall be independent directors meeting the requirements for independence set forth in the listing requirements of the New York Stock Exchange (the “NYSE”) and the rules of the SEC and shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. All members of the Audit Committee shall be “financially literate,” as the Board interprets such qualifications using its business judgment, or must become financially literate within a reasonable time period after appointment to the Audit Committee. At least one Audit Committee member will qualify as an “audit committee financial expert” as determined by the full Board by applying applicable SEC rules.

Meetings

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet separately at least annually, and more often as warranted, with management, the Director of Internal Audit and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or any of these parties believes should be discussed privately. Subject to any requirements imposed by law or by the rules of the NYSE, the Audit Committee shall control its agenda in its sole discretion and shall be able to directly access senior managers of the Corporation and its subsidiaries.

Responsibilities and Duties

      The Audit Committee’s responsibility is oversight, and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditor is responsible to audit them. Additionally, the Audit Committee recognizes that financial management of the Corporation, the internal audit staff, and the independent auditors, have more knowledge and more detailed information about the Corporation than do the members of the Audit Committee; including the Audit Committee’s designated financial expert(s). Consequently, while the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate or in accordance with Generally Accepted Accounting Principles (“GAAP”) and applicable rules and regulations. The Audit Committee shall review the information provided by these independent sources, and provide Board level oversight, advice, counsel, and general direction, as it deems appropriate, to management and the independent auditors.

      The following functions shall be the common recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Audit Committee may, except as prohibited by law or under the rules set forth by the NYSE, diverge from this guide in appropriate circumstances.

1.	Financial Reporting and Certifications:

      a. The Audit Committee shall meet quarterly with financial management and the independent auditor to discuss the financial information contained in the Corporation’s Quarterly Reports on Form l0-Q, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to its filing, and the results of the independent auditor’s review of Interim Financial Information pursuant to SAS 71.

      b. On a quarterly basis, the Audit Committee shall:

i. review the quarterly disclosures and financial certifications prepared by the CEO and CFO as required under the Sarbanes-Oxley Act of 2002, and any rules promulgated thereunder, including disclosure controls and procedures and internal controls over financial reporting and evaluations thereof;

ii. review and approve the adequacy of the Allowance for Loan Losses;

iii. review quarterly certifications and reports of negative press, insider fraud activity, or any submitted complaints or concerns (including those submitted confidentially and anonymously by employees of the Corporation) regarding the Corporation’s accounting practices, its internal accounting controls and/or other auditing related matters, as gathered and reported by the Director of Internal Audit or General Counsel.

      c. The Audit Committee shall review with management and the independent auditor at the completion of the annual audit of the Corporation’s consolidated financial statements included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

i. the Corporation’s annual consolidated financial statements and related footnotes, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

ii. the independent auditor’s audit of the consolidated financial statements and their report;

iii. any significant changes required in the independent auditor’s audit plan;

iv. any difficulties encountered during the course of the audit, including any significant disagreements with management;

v. management’s assessment and assertion relating to the effectiveness of the Corporation’s internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002 Section 404 and the FDIC Improvement Act of 1991 Section 112, as well as the independent auditor’s attestation thereof;

vi. any management letter provided by the independent auditor and management’s response to that letter; and

vii. other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, including discussions relating to the independent auditor’s judgments about such matters as the quality, not just the acceptability, of the Corporation’s accounting practices and other items set forth in SAS 61 (Communications with Audit Committees) or such other auditing standards that may in time modify, supplement or replace SAS 61.

      d. The Audit Committee shall review and discuss with management and the independent auditor, as applicable:

i. major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

ii. analyses prepared by management or the independent auditor setting forth significant financial reporting issues, including analyses of the effect of alternative methods under GAAP on the financial statements;

iii. the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements;

iv. the general type and presentation of financial information included in earnings press releases (including any use of “pro-forma” or “adjusted” non-GAAP, information), as well as the general type of corporate financial information and earnings guidance provided to analysts and rating agencies;

v. any accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise);

vi. any communications between the independent auditor’s audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

The Audit Committee shall not be responsible for oversight of individual transactions, including, but not limited to, whole loan sale, agency sale or securitization transactions.

2.	Independent Auditor Responsibilities:

      a. The Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention and oversight of the Corporation’s independent auditor. Consistent with these responsibilities, it is recognized that the independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole discretion over payment of compensation to the independent auditor for services rendered to the Corporation. The Audit Committee shall establish hiring policies for employees or former employees of the independent auditors. The Audit Committee shall periodically receive reports from the independent auditor that the independent auditor is not providing any prohibited services, is complying with regulatory partner rotation requirements, and that they are fulfilling other regulatory requirements promulgated under the Sarbanes-Oxley Act of 2002 and by the Public Company Accounting Oversight Board.

      b. The Audit Committee shall pre-approve all audit and non-audit services provided by the independent auditor. The Audit Committee may delegate this authority, up to a pre-defined dollar limit, to the Audit Committee Chairman. Services pre-approved only by the Chairman are to be reported at the next regular Audit Committee meeting.

      c. On an annual basis, the Audit Committee should review the qualification, independence, and performance of the independent auditor and present its conclusions to the Board in advance of the annual meeting of stockholders. As part of such annual review, the Audit Committee should review with the independent auditor, a written report that includes a description of the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Corporation. The Audit Committee will take appropriate action on any disclosed relationships or issues that may reasonably be thought to bear on the independence of the auditor and satisfy itself that the Corporation has engaged an independent auditor as required by the securities laws, including the Sarbanes-Oxley Act of 2002, administered by the Securities and Exchange Commission.

3.	Internal Audit Responsibilities:

      a. The Audit Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit and shall confirm and assure the objectivity of the Director.

      b. The Audit Committee shall review the performance of the internal audit department, including the objectivity and authority of its reporting obligations, budget and staffing, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditor.

      c. The Audit Committee shall review, as needed, the internal audit department’s charter, which shall define its purpose, authority, and responsibilities.

4.	Risk Management, Ethical, Legal and Regulatory Matters:

      a. The Audit Committee shall discuss the Corporation’s guidelines and policies with respect to risk assessment and risk management. In consultation with the Director of Enterprise Risk Management, at least annually the Audit Committee shall review the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

      b. The Audit Committee shall establish and maintain a mechanism for the receipt, retention and treatment of complaints received by the Corporation from external parties and employees regarding accounting, internal accounting controls or auditing matters. The Audit Committee shall establish and maintain a procedure for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters to the Committee.

      c. The Audit Committee shall review and consider the results of any review of officers’ expense accounts and perquisites, including their use of corporate assets, by the internal auditors or the independent auditor.

      d. The Audit Committee shall review with the Director of Internal Audit the results of the internal audit department’s review of compliance with the Corporation’s Code of Conduct.

      e. The Audit Committee and full Board, while acknowledging the Audit Committee’s oversight responsibility toward the Corporation’s compliance with legal and regulatory requirements, has delegated the ongoing oversight and monitoring of the following legal and regulatory matters:

i. The Nominating and Governance Committee shall oversee general litigation matters, insurance claims, corporate legal matters and contracts; and monitor compliance with insider lending and affiliate transaction rules; and act as the Corporation’s Qualified Legal Compliance Committee (“QLCC”) as described in its Charter;

ii. The Management Development and Compensation Committee shall oversee and monitor legal matters related to current and former employees, including laws regarding nondiscrimination in employment and human resource practices;

iii. The Community Lending, Compliance, Process and Technology Committee shall oversee and monitor compliance with consumer protection, anti-money laundering, bank protection and fair lending rules and regulations, as well as compliance with the Community Reinvestment Act; and

iv. The Bank’s Board of Directors shall oversee and monitor compliance with the Office of Thrift Supervision’s safety and soundness rules and regulations.

The Audit Committee shall receive reports on legal and regulatory matters from the General Counsel that may have a material impact on the Corporation’s consolidated financial statements as needed, but no less than annually.

     5. Committee Reports:

      a. The Audit Committee shall prepare an Audit Committee Report as required by the SEC for inclusion in the annual stockholders’ meeting proxy statement.

      b. The Audit Committee shall perform an annual self-evaluation of its performance.

      c. The Audit Committee shall review and reassess the adequacy of this Audit Committee Charter on an annual basis. This Charter will be included on the Corporation’s internet site, as an appendix to the annual stockholders’ meeting proxy statement at least once in every 3 year period and in the next annual stockholders’ meeting proxy statement after any significant amendment to this Charter.

      d. The Audit Committee will report its actions to the Board with such recommendations as the Audit Committee may deem appropriate.

     6. Retention of Advisors:

      a. The Audit Committee, in its sole discretion, shall have the right to retain independent legal counsel, or other independent consultants, to advise it on any matter relating to its duties or responsibilities.

      b. The Audit Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

      c. The Audit Committee has the authority to appropriate all funds deemed necessary by the Audit Committee to compensate any advisors or investigators retained by it, in addition to any funding the Audit Committee otherwise deems appropriate to carry out its duties.

     7. Miscellaneous:

      a. The duties and responsibilities of a member of the Audit Committee are in addition to those duties generally pertaining to a member of the Board.

      b. The Audit Committee shall be responsible for the Board policies listed below:

i. Internal Controls

ii. Internal Audit

iii. Financial & Regulatory Reporting and Independent Auditing

INDYMAC BANCORP, INC.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS APRIL 27, 2005

     The undersigned hereby appoints Michael W. Perry, with full power of substitution, as the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of IndyMac Bancorp, Inc. (“IndyMac”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of IndyMac to be held at IndyMac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 27, 2005 at 9:00 a.m. and any adjournments or postponements thereof.

     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting is hereby acknowledged.

(Continued and to be signed on the reverse side.)

INDYMAC BANCORP, INC.
P.O. BOX 11262
NEW YORK, N.Y. 10203-0262

INDYMAC	YOUR VOTE IS IMPORTANT
BANCORP, INC.	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/nde				1-888-216-1322

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or Internet there is no need for you to mail back your proxy card.

     1-888-216-1322

     CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

☐	Please sign, date and return this proxy card in the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

1.	Election of Directors
	FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐	Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation on page (ii) of the Proxy Statement).	☐

To change your address, please
Nominees: 01 - Michael W. Perry, 02 - Louis E. Caldera, 03 - Lyle E. Gramley, 04 - Hugh M. Grant, 05 - Patrick C. Haden, 06 - Terrance G. Hodel, 07 - Robert L. Hunt II, 08 - Senator John Seymour (ret.), 09 - James R. Ukropina							mark this box and correct at left.	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)							To include any comments, please mark this box, and use reverse side.	☐

*Exceptions							I PLAN TO ATTEND THE MEETING.	☐

2.	Ratification of appointment of IndyMac’s independent auditors for the year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THESE MATTERS unless specified to the contrary.

SCAN LINE

Please date and sign exactly as your name appears on this card. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees etc. should give full title as such.

Date	Share Owner sign here	Co-Owner sign here

2